EXHIBIT 15
July 31, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated July 31, 2007 on our review of interim financial information of Baxter International Inc. (the “Company”) as of June 30, 2007 and for the three- and six-month periods ended June 30, 2007 and 2006 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2007 is incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-8813, 33-15523, 33-15787, 33-28428, 33-33750, 33-54069, 333-43563, 333-47019, 333-71553, 333-80403, 333-88257, 333-48906, 333-62820, 333-102140, 333-104420, 333-104421, 333-105032 and 333-143063), on Form S-3 (Nos. 33-5044, 33-23450, 333-54014, 333-106041, 333-123811 and 333-136224) and on Form S-4 (Nos. 33-808, 33-15357, 33-53937, 333-36670 and 333-133449-01).
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chicago, Illinois